EXHIBIT 10.27

                               EIGHTH AMENDMENT TO
                      SECURITY LAND AND DEVELOPMENT COMPANY
     LIMITED PARTNERSHIP AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
           AND AMENDED AND RESTATED CERTIFICATE OF LIMITED PARTNERSHIP

            THIS EIGHTH AMENDMENT TO THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT AND AMENDED AND RESTATED CERTIFICATE OF LIMITED PARTNERSHIP OF SECURITY LAND AND DEVELOPMENT COMPANY LIMITED PARTNERSHIP ("Amendment") is made and entered into as of the 7th day of April, 2003, by and among 1500 Woodlawn Limited Partnership ("Woodlawn"), a Delaware limited partnership qualified to do business in the State of Maryland, as General Partner, and William A. Rodgers ("W. Rodgers"), an individual resident of the State of Maryland, Harry W. Rodgers, III ("H. Rodgers"), an individual resident of the State of Maryland, W. Dale Hess ("Hess"), an individual resident of the State of Florida and Regency Affiliates, Inc., a Delaware corporation ("Regency"), as Limited Partners.

                                WITNESSETH THAT:

            WHEREAS, Security Investment Company (the "Partnership"), a Maryland limited partnership, was formed pursuant to (i) that certain Certificate of Limited Partnership dated November 8, 1967 and recorded on December 29, 1967 among the co-partnership records of Baltimore County, Maryland in Liber O.T.G. No. 2, folio 45, as amended by that certain Amendment to Certificate dated March 10, 1972 and recorded March 16, 1972 among the aforesaid co-partnership records in Liber O.T.G. No. 3, folio 471, which Amendment to Certificate provided for the change of the name of the Partnership to Security Land and Development Company Limited Partnership (as so amended, the "Original Certificate"), and
(ii) that certain Limited Partnership Agreement dated November 8, 1967, as amended by amendments thereto dated November 8, 1967, July 28, 1968, December 1, 1971 and December 28, 1973 (as so amended, the "Original Partnership Agreement");

            WHEREAS, the Original Certificate and the Original Partnership Agreement have been amended and restated pursuant to that certain Amended and Restated Limited Partnership Agreement and Amended and Restated Certificate of Limited Partnership dated as of November 25, 1986, and further amended by seven
(7) amendments thereto dated as of March 12, 1987, as of November 22, 1988, as of January 1, 1989, as of August 20, 1990, as of November 17, 1994, as of November 17, 1994 and as of June 24, 1998, respectively (as so amended and restated and further amended, the "Partnership Agreement"); and

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            WHEREAS, the parties hereto desire to amend the Partnership
Agreement, among other things, to provide for the agreement of the parties in the event that the Partnership obtains a loan meeting the Minimum Conditions (as hereinafter defined) (such loan meeting the Minimum Conditions being hereinafter referred to as the "New Loan").

            NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

            1. The Capital Account of each Partner as of December 31, 2001, as reflected in the Partnership Federal tax return for the period then ended, is as shown on Exhibit C hereto and the Partners agree that such Capital Account balances shall be controlling as to the application of Section 10.01(a), subject only to such adjustments to such Capital Accounts as are made to reflect the allocations and distributions provided for by the terms of the Partnership Agreement for periods from and after January 1, 2002. Exhibit C to the Partnership Agreement is hereby deleted in its entirety, and Exhibit C hereto is hereby substituted therefor. The debts and liabilities of the Partnership as of the date hereof to any Partner or any Affiliate are as shown on Exhibit D hereto. Woodlawn agrees that any new agreement for services with any Partner or Affiliate will be at market rates.

            2. Effective immediately upon consummation of the New Loan (the date of consummation of the New Loan being hereinafter referred to as the "Effective Date"), the first two sentences of Section 9.01 of the Partnership Agreement are hereby amended and restated in their entirety to read as follows:

            "All operating profits and losses of the Partnership for the period from the Effective Date to the last day of the first calendar month as of which the aggregate Net Cash Flow distributions made and to be made (by not later than 90 days thereafter) to Regency under Section 9.01(d) shall equal the sum of Two Million Dollars ($2,000,000), shall be allocated ninety-five percent (95%) to Regency and five percent (5%) to the other Partners (the "Class A Partners"). Thereafter, all operating profits and losses of the Partnership shall be allocated forty eight and 969/1000 percent (48.969%) to Regency and fifty one and 31/1000 percent (51.031%) to the Class A Partners as a group."

            3. The Partnership Agreement is hereby amended to delete Sections 9.01(c) and 9.05 in their entirety.

            4. Effective immediately upon consummation of the New Loan, Section 9.01(d) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

            "(d) All Net Cash Flow of the Partnership for the period from and after the Effective Date shall be distributed ninety-five percent (95%) to Regency and five percent (5%) to the Class A Partners as a group until Regency shall have received from such distributions the aggregate sum of Two Million Dollars ($2,000,000). Thereafter, all Net Cash Flow of the


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

Partnership shall be distributed forty eight and 969/1000 percent (48.969%) to Regency and fifty one and 31/1000 percent (51.031%) to the Class A Partners as a group. Net Cash Flow available for distribution to the Class A Partners in accordance with this Section 9.01(d) shall be made first to repay any loans made by the Class A Partners to the Partnership and second according to their respective Interests as indicated in Exhibit A. Woodlawn shall timely provide Regency such information as Regency may reasonably request with respect to the timing of receipt, calculation and distribution of Net Cash Flow of the Partnership.

            5. Effective immediately upon consummation of the New Loan, the first sentence of Section 10.01(a) of the Partnership Agreement up to clause (i) thereof is hereby amended and restated in its entirety to read as follows:

            "10.01(a) The net proceeds resulting from the liquidation of the Partnership's assets pursuant to Article XVII, and the net proceeds resulting from any sale of a capital asset of the Partnership (collectively, the "Sale Proceeds"), shall be distributed and applied in the following order of priority:"

            6. Effective immediately upon consummation of the New Loan, the Partnership Agreement is hereby amended to add a new Section 10.01(b) thereto, to read in its entirety as follows:

            "10.01(b) The net proceeds resulting from the refinancing of the Property (after deducting therefrom the costs and expenses of such refinancing, including without limitation all prepayment penalties and financing fees) (the "Refinancing Proceeds") shall be distributed and applied in the following order of priority:

                  (i) First, to the payment of debts and liabilities of the Partnership (other than any loans or other debts and liabilities of the Partnership to the Partners or any Affiliates);

                  (ii) Second, to the setting up of any reserves that the Managing General Partner deems reasonably necessary for contingent, unmatured or unforeseen liabilities or obligations of the Partnership (including without limitation reserves for tenant improvements);

                  (iii) Third, to the payment of debts and liabilities of the Partnership to any Partner or any Affiliate; and

                  (iv) Fourth, forty eight and 969/1000 percent (48.969%) to Regency and fifty one and 31/1000 percent (51.031%) to the Class A Partners pro rata in accordance with their respective Interests as indicated in Exhibit A."

            7. Effective immediately upon consummation of the New Loan, Section
10.02 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:


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

            "10.02 Gains and losses recognized by the Partnership upon the sale, exchange, liquidation or other disposition of any capital asset of the Partnership shall be allocated in the following manner:

                  (a) All gains (including gains treated as ordinary income for federal income tax purposes), but not losses, shall be allocated as follows:

                        (i) First, to the Partners who have negative Capital Account balances in proportion to such balances, provided that no gains shall be allocated to a Partner under this Section 10.02(a)(i) once such Partner's Capital Account balance is brought to zero;

                        (ii) Second, to the Partners so as to cause (as nearly as possible) their Capital Accounts to be in the same ratios as the percentages set forth in Section 10.01(b)(iv); and

                        (iii) Thereafter, forty eight and 969/1000 percent (48.969%) to Regency and fifty one and 31/1000 percent (51.031%) to the Class A Partners pro rata in accordance with their respective Interests as indicated in Exhibit A.

                  (b) All losses shall be allocated as follows:

                        (i) First, to the Partners in proportion to, and to the extent of, their positive Capital Accounts; and

                        (ii) Thereafter, forty eight and 969/1000 percent (48.969%) to Regency and fifty one and 31/1000 percent (51.031%) to the Class A Partners pro rata in accordance with their respective Interests as indicated in Exhibit A.

                  (c) No Limited Partner shall be required to make any contributions to the Partnership of any negative Capital Account balance, nor shall any General Partner be so required, except as otherwise provided by law."

            8. Each Partner hereby represents and warrants to the other Partners as follows:

                  (a) Such Partner (if an entity) is an entity of the type described in the first paragraph of this Amendment, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, as stated in the first paragraph of this Amendment. Such Partner has the full and unrestricted power and authority to enter into and perform the terms of this Amendment.

                  (b) The execution, delivery and performance of this Amendment have been duly and validly authorized by all necessary action of the board of directors (or comparable governing entity) of such Partner (if an entity) and by any other necessary actions, corporate, partnership, shareholder, partner or otherwise, of such Partner (none of which actions has been


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

modified or rescinded and all of which actions are in full force and effect). This Amendment constitutes a valid and binding agreement and obligation of such Partner, enforceable in accordance with its terms. Assuming payoff of the KBC Loan, the execution, delivery and performance by such Partner of this Amendment will not require the consent, approval or authorization of any person, entity or Governmental Authority (as hereinafter defined), including without limitation any shareholders or partners, as the case may be, of such Partner. For purposes of this Amendment, the term "Governmental Authority" means any agency, board, bureau, court, commission, department, instrumentality, or administration of the United States government, any state government or any local or other governmental body in a state, territory or possession of the United States or the District of Columbia.

                  (c) There is no action, suit, investigation, claim, arbitration or litigation pending or, so far as such Partner knows, threatened against, affecting or involving such Partner, or the transactions contemplated by this Amendment, at law or in equity, or before or by any court, arbitrator or Governmental Authority, and such Partner is not operating under or subject to any order, award, judgment, decree or injunction of any court, arbitrator or Governmental Authority.

                  (d) The execution and delivery of this Amendment, the fulfillment of and the compliance with the terms and provisions of this Amendment, do not and will not conflict with, violate or require any consent, permit, authorization, approval, waiver, notice or filing under any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to such Partner, or conflict with, violate, or result in a breach of, termination of, or constitute a default under any of the terms, conditions or provisions of such Partner's charter, bylaws, partnership agreement or comparable organizational documents, or, assuming payoff of the KBC Loan, any contract, agreement, mortgage, note, bond, indenture, lease, commitment, arrangement or understanding to which such Partner is a party or by which such Partner is bound.

            Each Class A Partner acknowledges that Regency and certain of its Affiliates are defendants in the action styled Gatz, et.al. v. Ponsoldt, et.al., Case No. 4:02-cv-03113 currently pending in the United States District Court for the District of Nebraska (the "Nebraska Action"), and each such Partner agrees that the sole and exclusive remedy of the Class A Partners and the Partnership with respect to any breach by Regency of the representations and warranties in this Section 7, or the inability of Regency to perform or be bound by this Amendment, that arises out of or results from or in connection with the Nebraska Action, shall be to terminate this Amendment.

            Subject to the foregoing, the representations and warranties in this
Section 7 shall survive execution and delivery of this Amendment and shall not be limited or qualified by any investigation or inquiry performed by any Partner.

            9. "Minimum Conditions" means a loan, the net proceeds of which are available to be distributed by the Partnership to the Partners pursuant to the provisions of Section


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

10.01(b) of the Partnership Agreement (as amended hereby) on or prior to August 5, 2003 and which, when so distributed, will result in a distribution to Regency of not less than Thirty Nine Million Dollars ($39,000,000) (inclusive of amounts which would be required to be paid by the Partnership on Regency's behalf in respect of the KBC Loan). For the avoidance of doubt, the net proceeds of the New Loan shall be distributed in accordance with the provisions of Section 10.01(b) of the Partnership Agreement (as amended hereby) promptly following consummation of the New Loan. In the event that the Partnership does not obtain the New Loan on or prior to August 5, 2003, this Amendment shall be deemed null, void and of no further force or effect and the terms of the Partnership Agreement (without giving effect to this Amendment) shall continue in full force and effect.

            Woodlawn shall timely provide Regency such information as Regency may reasonably request with respect to the timing, structure, negotiations and terms of any new loan to the Partnership, including any new loan intended to qualify as the New Loan.

            10. Provided that the New Loan is consummated, commencing on the fifteenth (15th) day of the second calendar month following the receipt by Regency of the $2,000,000 referred to in Section 9.01(d) of the Partnership Agreement, and on the fifteenth (15th) day of each calendar month thereafter until the earlier of (a) October 31, 2018 and (b) the sale by the Partnership of the Property, the Partnership shall pay Regency an asset management fee of $15,000 (the "Asset Management Fee"), provided, however, that to the extent, as of the date any payment of the Asset Management Fee is due, the Partnership had Net Cash Flow in the immediately preceding calendar month (without making any deduction therefrom for any Asset Management Fee paid in such month) less than the Asset Management Fee then payable, the amount of any shortfall shall not be payable, but shall accrue and be payable together with interest thereon at a rate of 8% per annum, in any subsequent month to the extent that the Partnership had Net Cash Flow for the immediately preceding calendar month in excess of the Asset Management Fee then payable. In the event of a sale of the Property prior to October 31, 2018, any unpaid Asset Management Fee for the period from the date of sale of the Property through October 31, 2018 will be accelerated and paid by the Partnership at closing of the sale, discounted at the rate of 8% per annum.

                  For purposes of calculating the Net Cash Flow available for distribution under Section 9.01(d) of the Agreement, all Asset Management Fee payments shall be deemed expenses of the Partnership.

            11. The Partners hereby ratify and/or approve, as applicable, the receipt by the parties indicated on Schedule A attached hereto of the fees and other compensation described on Exhibit E attached hereto in connection with the Partnership entering into any New Loan.

            12. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original copy and all of which together shall constitute one original agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the said counterpart.


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

            13. This Amendment shall be governed in all respects by the laws of the State of Maryland (but not including the choice of law rules thereof).

            14. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Partnership Agreement.

            IN WITNESS WHEREOF, each of the undersigned has executed this Amendment, or has caused this Amendment to be duly executed on its behalf, as of the day and year first above written.

                                           GENERAL PARTNER:

                                           1500 WOODLAWN LIMITED
                                           PARTNERSHIP

WITNESS:                                   By: Woodlawn Investment Group, Inc.,
                                                 its managing general partner

                                               By:
----------------------------                       -----------------------------
                                               Name:  Conrad Cafritz
                                               Title: President


WITNESS:                                   LIMITED PARTNERS:


----------------------------               -------------------------------------
                                           HARRY W. RODGERS, III

WITNESS:


----------------------------               -------------------------------------
                                           WILLIAM A. RODGERS

WITNESS:


----------------------------               -------------------------------------
                                           W. DALE HESS


WITNESS:                                   REGENCY AFFILIATES, INC.

                                           By:
----------------------------                   ---------------------------------
                                           Name:
                                                 -------------------------------
                                           Title:
                                                  ------------------------------


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

                                    Exhibit E

                       Approved Fees Related to a New Loan

Steve Peer Management Fee               $2,936,994
                                        Fee previously approved by the
                                        Partnership and dated September 15, 1998 to be paid to Peer at closing of a New
                                        Loan for services provided by Peer to
                                        manage the leasing/financing process.

Cafritz Leasing Fee                     $3,826,069
                                        Fee to be paid at closing of a New Loan
                                        to a Cafritz Affiliate in the amount of
                                        2% of the gross rent over the term of
                                        the lease.

Cafritz Financing Fee
                                        Fee to be paid at closing of a New Loan
                                        to a Cafritz Affiliate in the amount of
                                        .5% of the gross amount of the New Loan.

Project Controller
 Compensation
                                        Fee to be paid at closing of a New Loan
                                        to Paul Fives as project controller in
                                        the amount of .4% of the gross amount of the New Loan.

Project Manager
 Compensation
                                        Fee to be paid at closing of a New Loan
                                        to Mike Cusick as project manager in the amount of .4% of the gross amount of the New Loan.


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

                                    EXHIBIT A
               SCHEDULE OF PARTNERS, ALLOCATIONS AND DISTRIBUTIONS
                 CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS

                                            ALLOCATIONS AND DISTRIBUTIONS OF PROFITS
                                                          AND LOSSES*
                                           ------------------------------------------
                                                                                           PERCENTAGE
                                                           After            After          INTEREST OF
                                                           Eighth          Priority          CLASS A         CAPITAL
                                                                         Distribution
NAME AND ADDRESS                           12/31/2002     Amendment         of $2M           PARTNERS     CONTRIBUTIONS
------------------------------------       ----------     ----------     -------------     -----------    --------------
Regency Affiliates, Inc.                    95.00000%      95.00000%       48.96900%           N/A        $   350,000.00
610 N.E Jensen Beach Boulevard
Jensen Beach, FL 34957

1500 Woodlawn Limited Partnership            4.04040%       4.04040%       41.23716%         80.80808%    $ 1,500,080.00
c/o Woodlawn Investment Group, Inc.
1660 L Street, N.W., Suite 600
Washington, DC 20036
Attention: Steve Peer


William A Rodgers                            0.35895%       0.35895%        3.67269%          7.19697%    $         7.50
8017 Strauff Road
Ruxton, MD  21204


Harry W. Rodgers, III                        0.35895%       0.35895%        3.67269%          7.19697%    $         7.50
3801 Canterbury Road, #701
Baltimore, MD 21218


W. Dale Hess                                 0.23990%       0.23990%        2.44846%          4.79798%    $         5.00
3 Halfway Road
Key Largo, FL 33037
                                           ----------     ----------     -----------       -----------    --------------
                                              100.00%        100.00%         100.00%           100.00%    $ 1,850,100.00
                                          ===========     ==========     ===========       ===========    ==============

* These percentages apply to Section 9.01 and 9.01(d).


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                                    EXHIBIT C

                             CAPITAL ACCOUNTS AS OF
                                December 31, 2001

Regency Affiliates, Inc.                                             37,847,856

1500 Woodlawn Limited Partnership                                    (2,467,113)

William A Rodgers                                                    (1,789,637)

Harry W. Rodgers, III                                                (1,789,638)

W. Dale Hess                                                           (848,199)

Note - a number in parentheses indicates a negative capital account amount.


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

                                    EXHIBIT D

    DEBTS AND LIABILITIES OF THE PARTNERSHIP TO ANY PARTNER OR ANY AFFILIATE

TCG Management Corporation              Maximum of two months Management Fee at
                                        $25,806.00 per month if not previously
                                        paid.

Woodlawn Service Corporation            Maximum of two months March Janitorial
                                        Fee and SLDC Payroll at approximately
                                        $150,000 per month if not previously
                                        paid.

Cafritz Interests, Inc.                 Maximum of two months Project Manager
                                        Reimbursement at $8,235.86 per month if
                                        not previously paid.


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